Exhibit 10.2
TRANSITIONAL SERVICES AND DEPARTURE AGREEMENT
     This Transitional Services and Departure Agreement (the “Agreement”) is entered into by and between iRobot Corporation (the “Company”) and Geoffrey P. Clear (“Executive”) as of April 30, 2008.
WITNESSETH:
     WHEREAS, as of the date of this Agreement, Executive is employed by the Company as its Principal Financial Officer (“PFO”);
     WHEREAS, Executive has indicated his decision to transition from his employment at the Company, and Executive and the Company have mutually agreed that his employment will end on or before December 31, 2008 (the actual last day of Executive’s employment shall be referred to herein as the “Departure Date”);
     WHEREAS, on a later date, the Company and the Executive may mutually agree to enter into a supplementary agreement pursuant to which the Executive provides services to the Company that are outside of the usual course of the Company’s business on a part-time, independent contractor basis, at the rate of $1500 per full work day of services;
     WHEREAS, Executive wishes to pursue consulting opportunities in emerging growth companies with revenues of $50 to $300 million;
     WHEREAS, Executive and the Company now desire to extinguish all prior agreements relating to severance pay and benefits including, without limitation, the Executive Agreement by and among iRobot Corporation and Executive dated March 15, 2006 (the “Executive Agreement”) (except to the extent certain sections of the Executive Agreement are specifically preserved herein) and replace all such agreements with this Agreement which sets forth the terms and conditions of the Executive’s transition and ending of his employment with the Company.

     NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, Executive and Company agree as follows:
     1. Continuation of Services. The Company will continue to employ Executive on an at-will basis through the Departure Date and, unless otherwise directed by the Company, Executive shall continue to work and provide services as PFO to the Company on a regular full-time basis through the Departure Date; provided, however, the Company may, in its discretion, reduce Executive’s duties, responsibilities and required time commitment (but not his Salary (as defined below)). It is understood that the Company has commenced a search for a replacement PFO. If the Company’s search efforts are successful and a new PFO commences his employment prior to December 31, 2008, the Executive shall work cooperatively with the Company for as long as the Company pays the Executive his Salary pursuant to Section 2(a) and, regardless of whether Executive remains an employee, to transition his responsibilities to the new PFO (“Transitional Services”). It is further understood and agreed that, from the date a new PFO commences employment at the Company through the Departure Date, the Executive shall no longer be PFO and shall be the “Senior Finance Advisor to the CEO.” As Senior Finance Advisor to the CEO, Executive will no longer be a member of the Company’s senior management team and, among other things, he will not be eligible to participate in the Senior Executive Incentive Compensation Plan.
     2. Payments and Benefits to Executive.
          (a) Salary Continuation. Executive will continue to receive his current salary at the rate of $10,700 per bi-weekly pay period, less applicable deductions and withholdings (“Salary”) on the Company’s regular payroll dates through the Departure Date; provided however, if the Departure Date occurs prior to December 31, 2008 because (i) the Company

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terminates Executive’s employment without Cause, or (ii) Executive resigns from employment at the Company in order to commence alternative employment at a non-competitive entity, the Company shall continue Executive’s Salary through December 31, 2008 provided Executive signs and does not revoke (within the time frames set forth in the document) a general release of claims in a form acceptable to the Company (“General Release”) and Executive continues to provide Company with Transitional Services and/or such other post-employment assistance that the Company may reasonably require until December 31, 2008. For purposes of this Agreement, “Cause” shall mean any one or more of the following: (i) Executive’s willful failure or refusal (except due to disability or a condition reasonably likely to be deemed a disability with the passage of time) to perform substantially his/her duties on behalf of the Company for a period of thirty (30) days after receiving written notice identifying in reasonable detail the nature of such failure or refusal; (ii) Executive’s conviction of, entry of a plea of guilty or nolo contendere to, or admission of guilt in connection with a felony; (iii) disloyalty, willful misconduct or breach of fiduciary duty by Executive which causes material harm to the Company; or (iv) Executive’s willful violation of any confidentiality, inventions or non-competition agreement which causes material harm to the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the Company’s Board of Directors (the “Board”) (excluding Executive if he is a Director) at a meeting of the Board called and held for (but not necessarily exclusively for) that purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel of his choice, to be heard by the Board) finding that Executive has, in the good faith opinion of the Board, engaged in conduct constituting Cause and specifying the particulars thereof in reasonable detail.

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          (b) Usual Benefits. Consistent with the Company’s policies, Executive shall continue to be eligible for employee benefits, including medical and dental benefits, and shall continue to accrue vacation through the Departure Date. The Company shall pay Executive any accrued but unused vacation no later than the next regular payroll date following the Departure Date. In addition, the Company shall reimburse Executive for business expenses incurred on or before the Departure Date, in accordance with Company’s expense reimbursement practices. Executive’s eligibility to participate in other employee benefits, including in the Company’s 401(k) Savings Plan, ceases as of the Departure Date consistent with the terms of those plans.
          (c) Health Benefit Continuation. In the event (i) Executive’s employment is terminated by the Company without Cause or (ii) Executive resigns from employment at the Company in order to commence alternative employment at a noncompetitive entity prior to December 31, 2008, Executive will be provided with the opportunity to receive Company-paid health benefit continuation. Specifically, if Executive signs and does not revoke a General Release, and continues to provide the Company Transitional Services and/or such other post-employment assistance that the Company may reasonably require until December 31, 2008, and elects to continue his medical and dental insurance coverage after the Departure Date under the law known as COBRA, the Company shall pay a percentage of the medical and dental insurance premiums for Executive and his dependents, equal to the same percentage of such premiums paid by the Company during the Executive’s employment, from the Departure Date until the earlier of: (i) December 31, 2008, (ii) the date Executive and his dependents become eligible for health or dental insurance through another employer, or (iii) the date Executive and his dependents become ineligible for COBRA for any reason (the “Benefit Continuation Period”). Executive shall promptly notify the Company upon becoming eligible for health or dental insurance from

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another employer or upon becoming otherwise ineligible for COBRA. If Executive elects COBRA continuation coverage, he may continue coverage for himself and any dependents after the end of the Benefit Continuation Period at his own expense for the remainder of the COBRA period, to the extent he and they remain eligible.
          (d) Acceleration of Unvested Stock Options and Restricted Stock. Schedule A hereto sets forth a summary of certain outstanding stock options and restricted stock awards granted to Executive by the Company pursuant to the Company’s stock option and incentive plans (“Stock Option Plans”) and the relevant award agreements related to such grants (collectively, the “Award Agreements”). Subject to the Executive satisfying each of the Separation Conditions, any then unvested options and restricted stock shall vest effective on the Departure Date. All provisions of the Award Agreements shall remain in full force and effect in accordance with their respective terms. Nothing in this Section 2(d) shall be construed to amend, change or alter Executive’s rights and obligations with respect to exercising his vested options, including those pursuant to his December 19, 2002 Option Grant under the Amended and Restated 1994 Stock Plan which provides, among other things, that Executive has 60 days from the Departure Date to exercise his vested options. For purposes of this Agreement “Separation Conditions” shall mean, Executive: (i) fulfills his service duties and responsibilities as set forth in Sections 1 and 2(a) of this Agreement in a satisfactory manner as determined in good faith by the Board of Directors through the Departure Date; (ii) is not terminated by the Company for Cause, and (iii) after the Departure Date, signs (within 21 days after receipt) and does not revoke (within seven days after signing) a General Release.
          (e) Bonus Payment. Executive has the opportunity to earn a bonus payment (the “Bonus Payment”) provided that each of the following conditions are met: (i) bonuses are

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paid pursuant to either (x) the Senior Executive Incentive Compensation Plan in effect for the Company’s 2008 fiscal year (“FY2008”) or (y) bonuses are paid pursuant to the Company’s 2008 Incentive Compensation Plan, and (ii) Executive satisfies each of the Separation Conditions set forth in Section 2(d). Executive’s Bonus Payment, if any, shall be calculated as follows: (Executive’s Salary) x (the percentage of FY2008 during which Executive was employed by the Company as PFO) x (the percentage that the Company would have used to calculate the Executive’s bonus pursuant to the Senior Executive 2008 Incentive Compensation Plan if Executive had satisfied the employee conditions of the Plan, such percentage not to exceed 40%) + (Executive’s Salary) x (the percentage of FY2008 during which Executive was employed by the Company as Senior Finance Advisor to the CEO) x (the percentage that the Company would have used to calculate the Executive’s bonus pursuant to the 2008 Incentive Compensation Plan if Executive had satisfied the employee conditions of the Plan, such percentage not to exceed 40%). The Bonus Payment shall not be earned unless and until all of the Separation Conditions are fully satisfied and provided the Company is satisfied that the Executive continued to provide Company with Transitional Services and/or such other post-employment assistance that the Company reasonably required through December 31, 2008. The Bonus Payment shall be paid at such time as when the Company’s other employees receive bonus payments but in no event later than March 15, 2009. The Bonus Payment opportunity set forth in this Section 2(e) shall be in lieu of and fully supersede any rights Executive may have or have had to bonus or other incentive compensation.
     3. General Release of Claims. Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit

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plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when Executive signs this Agreement, Executive has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims: relating to Executive’s employment by and termination of employment with the Company; of wrongful discharge; of breach of contract; of breach of the Executive Agreement; of retaliation or discrimination under federal, state or local law of the United States (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964); under any other federal or state statute; of defamation or other torts; of violation of public policy; for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits; and for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees; provided, however, that this release shall not affect his rights under this Agreement. As a material inducement to the Company to enter into this Agreement, Executive represents that he has not assigned to any third party and has not filed with any agency or court any Claim released by this Agreement.
     4. Change in Control Benefits. In the event of a Change in Control (as defined in the Executive Agreement), prior to the Departure Date Executive shall be entitled to immediate accelerated vesting as set forth in Section 6 of the Executive Agreement. In addition, Section 10

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of the Executive Agreement shall remain in full force and effect and is hereby incorporated by reference. In all other respects, the Executive Agreement is superseded by this Agreement.
     5. Tax Treatment. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be subject to any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
     6. Return of Property. Executive acknowledges that all documents, records, apparatus, equipment and other physical property which were furnished or will be furnished to Executive in connection with his employment at the Company remain and will remain the sole property of the Company. Executive will return to the Company all such materials and property when requested by the Company. In any event, Executive will return all such materials and property on or before the Departure Date, including, without limitation, all computer equipment, laptops, software, keys and access cards, credit cards, cell phone, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective). In the event that Executive discovers that he continues to retain any such property after the termination of his employment, he shall return it to the Company immediately. After fulfilling his return of property obligations, Executive shall delete and finally purge any duplicates of files or documents that may contain Company information from any computer or other device that remains his property after the Departure Date.

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Notwithstanding the above, Executive will be allowed to keep his current laptop computer and PDA/cell phone, including portability of the cell phone number, provided all company data has been removed (restored to its original purchase condition) by the Company’s IT department.
     7. Confidentiality and Existing Restrictive Covenants. Executive shall not disclose to any third party any information which, during his employment, he knew, or reasonably should have known, is considered by the Company to be confidential and/or proprietary. The foregoing obligation is in addition to, and not in lieu of, any obligation set forth in any confidentiality or non-disclosure agreement previously signed by Executive including the iRobot Corp. Invention Confidentiality Agreement dated February 3, 2003 which terms and conditions shall remain in full force and effect and are hereby incorporated by reference. Similarly, the terms of any existing agreement between the Company and Executive containing restrictive covenants, including, without limitation, the Noncompetition and Nonsolicitation Agreement between Executive and the Company dated March 15, 2006 (all such agreements referred to in this Section 6 shall be collectively referred to as “Restrictive Covenants”) shall remain in full force and effect and are hereby incorporated by reference.
     8. Future Cooperation. During his employment and thereafter, Executive agrees to cooperate reasonably with the Company and all of its affiliates and related entities, including its and their outside counsel, in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes Executive may have knowledge or information. Executive further agrees to make himself available at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. Executive agrees to appear without the necessity of a subpoena and to testify truthfully in any legal proceedings in which the Company calls him as a witness. The

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Company shall reimburse Executive for out-of-pocket business expenses incurred directly as the result of requested future cooperation, in accordance with Company’s expense reimbursement practices.
     9. Suspension /Termination of Payments. In the event that Executive fails to comply with any of his obligations under this Agreement including but not limited to the provisions of the Agreement which have been incorporated by reference, in addition to any other legal or equitable remedies it may have for such breach the Company shall have the right to terminate or suspend its payments or benefits to or made on behalf of Executive under this Agreement. The termination or suspension of such payments in the event of such breach by Executive will not affect his continuing obligations under this Agreement.
     10. Legal Representation. This Agreement is a legally binding document and his signature will commit Executive to its terms. Executive acknowledges that he has been advised to discuss all aspects of this Agreement with his attorney, and that he has carefully read and fully understands all of the provisions of this Agreement and that he is voluntarily entering into this Agreement.
     11. Absence of Reliance. In signing this Agreement, Executive is not relying upon any promises or representations made by anyone at or on behalf of the Company.
     12. Non-Admission. This Agreement shall not in any way be construed as an admission by the Company of any liability or any act of wrongdoing whatsoever against Executive. The Company specifically disclaims any liability or wrongdoing whatsoever against Executive or any other person on the part of the Company, its affiliates, and their current and former agents, employees and shareholders.

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     13. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement or portions of the Agreement that have been incorporated by reference) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
     14. Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
     15. Enforcement.
          (a) Jurisdiction. Executive and the Company hereby agree that the courts of the Commonwealth of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement. With respect to any such court action, Executive (i) submits to the jurisdiction of such courts, (ii) consents to service of process, and (iii) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.
          (b) Relief. Executive agrees that it would be difficult to measure any harm caused to the Company that might result from any breach by Executive of his promises set forth in Sections 6, 7 or 8 and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, if Executive breaches, or proposes to breach, any portion of his

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obligations under Sections 6, 7 or 8, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond.
     16. Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts without regard to conflict of laws principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Executive or the Company or the “drafter” of all or any portion of this Agreement.
     17. Entire Agreement. This Agreement, including all provisions that are incorporated by reference, the Indemnification Agreement, the Stock Option Plan, Award Agreements, and the Restrictive Covenants between Executive and the Company constitute the entire agreement between Executive and the Company. This Agreement supersedes any previous agreements or understandings between Executive and the Company relating to the subject matter herein including, without limitation, the Executive Agreement, except as specifically provided in Section 4 of this Agreement.
     18. Time for Consideration and Effective Date. Executive acknowledges and agrees that he had the opportunity to consider this Agreement for more than twenty-one (21) days before signing it and that no modifications to this Agreement had the effect of restarting the twenty one day consideration period. To accept this Agreement, Executive must return a signed original of this Agreement so that it is received by the undersigned at or before April 24, 2008. If Executive signs this Agreement before April 24, 2008, he acknowledges by signing this

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Agreement that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for more than a twenty-one (21) day period. For the period of seven (7) days from the date when this Agreement becomes fully executed, Executive has the right to revoke this Agreement by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the seven (7) day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”). Notwithstanding the foregoing, the Company may withdraw the offer of this Agreement or may void this Agreement before the Effective Date if Executive (i) is terminated by the Company for Cause; (ii) fails to cooperate reasonably with requests by the Company; (iii) breaches any other provision of this Agreement.
     19. Attorneys’ Fees. Each party shall bear his or its own costs and attorney’s fees in connection with the negotiation and drafting of this Agreement. In the event of any legal action to enforce this Agreement, including those provisions that have been incorporated by reference, the party that prevails in such action shall be entitled to recover his, or its attorney’s fees and costs from the non-prevailing party or parties.
     20. No Transfer. Executive represents that he has not assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim against any of the Releasees or any portion thereof or interest therein.
     21. Binding Nature of Agreement. This Agreement shall be binding upon each of the parties and upon the heirs, administrators, representatives, executors, successors and assigns of each of them, and shall inure to the benefit of each party and to the heirs, administrators, representatives, executors, successors, and assigns of each of them.

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     22. Modification of Agreement. This Agreement may be amended, revoked, changed, or modified only upon a written agreement executed by both parties. No waiver of any provision of this Agreement will be valid unless it is in writing and signed by the party against whom such waiver is charged.
     23. Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.
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     24. Definition. For purposes of this Agreement, the term “Company” shall include the Company and its affiliated and related entities, and its and their respective predecessors, successors and assigns.
     This Agreement has been executed as a sealed instrument by Executive and the Company.

EXECUTIVE

/s/ Geoffrey P. Clear			April 30, 2008

Geoffrey P. Clear			Date

iRobot Corporation

By:	/s/ Colin Angle		April 30, 2008

	Name:	Colin Angle	Date
	Title:	CEO

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EXHIBIT A
Stock Options

			Number of
		Number of	Unexercised
Date of Option		Unexercised	Options Vested	Name of Stock
Grant	Exercise Price	Options	as of 4/30/08	Plan
12/19/2002	$0.55	46,440	46,440	Amended and Restated 1994 Stock Plan

2/8/2005	$4.96	12,000	6,000	Amended and Restated 2004 Stock Option and Incentive Plan

5/25/2007	$16.03	12,000	0	2005 Stock Option and Incentive Plan
Restricted Stock and Restricted Stock Units (RSU)

Date of Restricted	Number of	Number of Restricted
Stock or RSU	Restricted Shares	Shares or RSUs Vested
Grant	or RSUs	as of 4/30/08	Name of Stock Plan
5/25/2007	3,000	[0	2005 Stock Option and Incentive Plan

3/28/2008	3,350	0	2005 Stock Option and Incentive Plan

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